NEWS RELEASE
CONTACT:
    Robert R. Friedl, Vice President - Finance and Chief Financial Officer
    716-689-5479



COLUMBUS MCKINNON ANNOUNCES SALE OF CHICAGO AREA PROPERTY


AMHERST, N.Y., January 14, 2005 -- Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer and manufacturer of material handling products, today reported that it had completed the sale of a 4.6 acre property that included a116,000 square foot building in the Greater Chicago area for $3.675 million on January 13, 2005. The favorable effect to net income in the fourth quarter of fiscal 2005 ending on March 31, 2005 will be $2.65 million, or approximately $0.18 per diluted share.

The building was available for sale as a result of the facility rationalization and lean manufacturing efforts of Columbus McKinnon. It had previously been used as a site for the manufacture of cranes. That operation is now primarily located in Eureka, IL. Timothy T. Tevens, President and CEO of Columbus McKinnon commented, "We are pleased to have successfully closed on the sale of this property and will use the proceeds to pay down debt."

ABOUT COLUMBUS MCKINNON

Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at .

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the likelihood that the Company will be successful in the sale of its remaining asset held for sale and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.


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